Exhibit 99.1

Corporate Contacts

Wilson W. Cheung	Jane Green
Chief Financial Officer	Investors/Media
650.358.3434	650.358.1447
wcheung@sciclone.com	jgreen@sciclone.com

SCICLONE APPOINTS NANCY T. CHANG, PH.D.,

TO ITS BOARD OF DIRECTORS

Foster City, Calif. – September 23, 2013 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced that Nancy T. Chang, Ph.D., has been appointed a member of the Company’s board of directors. Dr. Chang has more than 30 years of experience in the pharmaceutical and biotechnology industry, and has successfully developed and commercialized multiple therapeutic and diagnostic products. She is highly respected as an innovative and successful executive and director, entrepreneur, strategic advisor, investor and philanthropist. Dr. Chang received widespread acclaim for the founding and subsequent sale of Tanox to Genentech in 2007, and for changing the treatment paradigm for allergy-related asthma through the successful development and commercialization of Xolair®.

Friedhelm Blobel, Ph.D., Chief Executive Officer, joined Jon S. Saxe, Chairman, in welcoming Dr. Chang to SciClone’s board of directors.

“Nancy brings an extraordinary range of complementary business experience to SciClone’s board, including a deep understanding of the global pharmaceutical marketplace, including the China market, and extensive company management, board participation, healthcare strategy and policy expertise,” said Dr. Blobel. “As SciClone continues to work to solidify its reputation as one of the top echelon specialty pharmaceutical companies in the China market, and implements commercial and partnering programs designed to grow revenue and profitability, Nancy’s strategic advisory will be especially valuable.”

“I believe that SciClone is well-positioned to take advantage of the growth opportunities in the expanding China pharmaceuticals market, and to continue to build its reputation and success as company committed to commercializing high quality, differentiated therapeutics,” said Dr. Chang. “I look forward to working with the dedicated management team and board of directors to help the Company reach its next level of achievement.”

For more than 20 years, Dr. Chang served as the Co-founder, President, CEO and Chairman of Tanox, which was sold to Genentech in 2007. Today, Dr. Chang serves as the President of Apex Enterprises, Inc., an investment management company with a major focus on healthcare investments. Previously, she was the Chairperson and Senior Managing Director of Caduceus Asia Partners at OrbiMed Advisors L.L.C. Prior to founding Tanox, Dr. Chang held several leadership positions at Centocor, now a division of Johnson and Johnson. She was also an Associate Professor at Baylor College of Medicine, and before that, she worked at the Roche Institute of Molecular Biology. She has served on the boards of a number of companies, including Charles River Laboratories International, Inc., Applied Optoelectronics

Inc. and others. More recently, she joined the board of directors of Ansun, a San Diego-based biotech company. In addition, Dr. Chang was a member of the board of directors at the Biotechnology Industry Organization (BIO) and BioHouston. Dr. Chang also was a Director at the Federal Reserve Bank in the Dallas Houston Branch, and was a Director for Project Hope. Dr. Chang was inducted into the Texas Science Hall of Fame in 2001 for exemplary achievement in science and is the recipient of many awards, such as the Associate of Women in Computing: Top 20 Houston Women in Technology, Who’s Who National Registry, and Houston Entrepreneur of the Year (sponsored by Ernst & Young, Inc. Magazine and Merrill Lynch). She has published more than 35 papers on topics ranging from monoclonal antibodies to HIV and holds seven patents. Dr. Chang received her Doctorate in Biological Chemistry from Harvard University.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio of therapies for oncology, infectious diseases and cardiovascular, urological, respiratory, and central nervous system disorders. SciClone’s proprietary lead product, ZADAXIN® (thymalfasin), is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. Through its promotion business with pharmaceutical partners, SciClone markets multiple branded products in China which are therapeutically differentiated. The Company has successfully in-licensed products with the potential to become future market leaders and to drive the Company’s long-term growth. SciClone is a publicly-held corporation based in Foster City, California, and trades on the NASDAQ Global Select Market under the symbol SCLN. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.